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                           ARTICLES OF AMENDMENT
                                  TO THE
                        ARTICLES OF INCORPORATION
                                    OF
                         MINERAL DEVELOPMENT, INC.
- ----------------------------------------------------------------------------

     Pursuant to the provisions of Article 4.04 of the Texas Business Corporation Act (the "Act"), the undersigned adopts the following Articles of Amendment to its Articles of Incorporation:

                                ARTICLE ONE

     The name of the corporation is MINERAL DEVELOPMENT, INC.

                                ARTICLE TWO

     The following amendments to the Articles of Incorporation were adopted by the Shareholders of the Corporation on July 11, 1996:

     ARTICLE ONE is hereby amended to read, in its entirety, as follows:

          "1.  The name of the corporation is EXCO Resources, Inc."

     ARTICLE FOUR is hereby amended to read, in its entirety, as follows:

          "4.    The aggregate number of shares of all classes of stock
          that the corporation shall have authority to issue is Thirty-Five Million (35,000,000), of which Twenty-Five Million (25,000,000) shares of the par value of $0.01 per share shall be Common Stock and Ten Million (10,000,000) shares of the par value of $0.01 per share shall be Preferred Stock issuable in series.

               Common Stock. Each five (5) shares of previously authorized Common Stock of the corporation, par value $0.01 per share, issued and outstanding immediately prior to the time of the filing and recording of these Articles of Amendment ("Amendment") in the Office of the Secretary of State of the State of Texas, shall, upon the filing and recording of this Amendment in the Office of the Secretary of State of the State of Texas, thereby and thereupon automatically be combined without any further action into one
          (1) validly issued, fully paid and nonassessable share of Common Stock of the corporation, par value $0.01 per share. Further, every right, option and warrant to acquire five (5) shares of Common Stock of the corporation, outstanding immediately prior to the time of filing and recording of this Amendment in the Office of the Secretary of State of the State of Texas, shall upon filing and recording of this Amendment in the Office of the Secretary of State of the State of Texas, thereby and thereupon automatically be converted without any further action into the right to acquire one (1) share of Common Stock of the corporation, upon the

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          terms of the right, option or warrant, except that the purchase price of the Common Stock, upon exercising the right, option or warrant, shall be proportionately increased. The corporation shall not issue fractional shares with respect to the combination or conversion. To the extent that a shareholder holds a number of shares of Common Stock immediately prior to the filing and recording of this Amendment that is not evenly divisible by five
          (5), such shareholder shall receive one additional share of Common Stock for each fractional share otherwise issuable. As a result of this Amendment, the corporation's Common Stock account will be reduced from (a) $0.01 multiplied by the number of shares of Common Stock issued and outstanding prior to the filing and recording of the Amendment to (b) $0.01 multiplied by the number of shares of Common Stock issued and outstanding immediately after the filing and recording of the Amendment. The Capital in excess of par value account will be credited with the amount by which the Common Stock account is reduced. The number of shares of authorized Common Stock of the corporation will remain at 25,000,000 and will not be affected by the Amendment.

               Preferred Stock. Shares of Preferred Stock may be issued from time to time in one or more series, the shares of each series to have such designations, powers, preferences, rights, qualifications, limitations and restrictions as are stated and expressed herein and in the resolution or resolutions providing for the issue of such series adopted by the Board of Directors as hereafter provided.

               Authority is hereby expressly granted to the Board of Directors to authorize the issuance of the Preferred Stock from time to time in one or more series, and with respect to each series of the Preferred Stock, to fix and determine by the resolution or resolutions from time to time adopted providing for the issuance thereof the number of shares to constitute the series and the designation thereof and any one or more of the following rights and preferences: (i) the rate of dividend; (ii) the price at and terms and conditions on which shares may be redeemed; (iii) the amount payable upon shares in the event of involuntary liquidation; (iv) the amount payable upon shares in the event of voluntary liquidation; (v) sinking fund provisions (if any) for the redemption or repurchase of the shares; (vi) the terms and conditions on which shares may be converted, if the shares of any series are issued with the privilege of conversion; and
          (vii) voting rights (included the number of votes per share, the matters on which the shares can vote, and the contingencies that make the voting rights effective). The shares of each series of the Preferred Stock may vary from the shares of any other series thereof in any or all of the foregoing respects. The Board of Directors may increase the number of shares designated for any existing series by adding to such series authorized and unissued shares not designated for any other series. The Board of Directors may decrease the number of shares designated for any existing series by subtracting from such series unissued shares designated for such series, and the shares so subtracted shall become authorized and unissued shares of Preferred Stock."


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     ARTICLE 10 is hereby added to the Articles of Incorporation to read, in its entirety, as follows:

          "10. To the maximum extent permitted by applicable law and regulations, a Director of the corporation shall not be liable to the corporation or its shareholders for monetary damages for an act or omission in the Director's capacity as a Director, except that this Article 10 does not eliminate or limit the liability of a Director for:

               (1) a breach of a Director's duty of loyalty to the corporation or its shareholders,

               (2) an act or omission not in good faith or that involves intentional misconduct or a knowing violation of the law,

               (3) a transaction from which a Director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the Director's office,

               (4) an act or omission for which the liability of a Director is expressly provided for by statute, or

               (5) an act related to an unlawful share repurchase or payment of a dividend.

          If applicable law or regulations are amended after approval by the corporation's shareholders of this Article 10 to authorize corporate action further eliminating or limiting the personal liability of Directors or eliminating or limiting the personal liability of officers, the liability of a Director or officer of the corporation shall be eliminated or limited to the maximum extent permitted by law. No repeal or modification of this Article 10 by the shareholders shall adversely affect any right or protection of a Director or officer of the corporation existing by virtue of this Article 10 at the time of such repeal or modification."


                               ARTICLE THREE

     The number of shares of the corporation outstanding at the time of such adoption was 3,975,721 shares of Common Stock, and the number of shares entitled to vote thereon was 3,975,721 shares of Common Stock. The Common Stock was the only class of stock entitled to vote on the amendments.

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                               ARTICLE FOUR

     The number of shares voted for such amendments, and the number of shares voted against such amendments were as follows:

                                                  Number of Shares Voted
Amendment                          Class           FOR           AGAINST
- ---------                          -----           ---           -------

Article 1 - Name Change            Common Stock   3,021,400       3,740
Article 4 - Reverse Stock Split    Common Stock   3,006,771      28,808
Article 4 - Preferred Stock        Common Stock   2,783,611      42,455
Article 10 - Director Liability    Common Stock   2,865,277      49,131


     IN WITNESS WHEREOF, the undersigned has executed these Articles of Amendment to the Articles of Incorporation of MINERAL DEVELOPMENT, INC., as of the 11th day of July, 1996.

                              MINERAL DEVELOPMENT, INC.


                              By:  /s/ Charles W. Gleeson
                                   -----------------------------------------
                              Name:  Charles W. Gleeson
                              Title:  President & CEO